Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

AUTOGENOMICS, INC.

ARTICLE I

NAME

The name of the corporation is AutoGenomics, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000), consisting of Two Hundred Twenty Million (220,000,000) shares of Common Stock, par value $0.01 per share, and Thirty Million (30,000,000) shares of Preferred Stock, par value $0.01 per share.

(A) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Except with respect to the Series A Convertible Preferred Stock (the “Series A Stock”), the Series B Convertible Preferred Stock (the “Series B Stock”), the Series C Convertible Preferred Stock (the “Series C Stock”) and the Series D Convertible Preferred Stock (the “Series D Stock” and, together with the Series A Stock, the Series B Stock and the Series C Stock, the “Outstanding Convertible Preferred Stock”), the rights, voting powers, preferences, privileges and restrictions of which are described below, the Board of Directors shall have the power to divide the Preferred Stock into series, to fix the number of shares of any series of Preferred Stock, and to determine or alter the designation of rights, powers (including voting powers, full or limited), preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock or any wholly unissued shares of any series of Preferred Stock. The rights, voting powers, preferences, privileges, and restrictions granted to and imposed on the Series A Stock, which series shall consist of one million five hundred and eighty-nine thousand six hundred (1,589,600) shares, the Series B Stock, which series shall consist of four million five hundred and fifteen thousand eight hundred and fifty-eight (4,515,858) shares, the Series C Stock, which series shall consist of six million eight hundred fifty thousand (6,850,000) shares and the Series D Stock, which series shall consist of three million four hundred twenty three thousand two hundred and fifty-eight (3,423,258) shares are as set forth below in this Section (A) of this Article IV. Subject to Compliance with applicable protective voting rights which have been or may be granted to the Outstanding Convertible Preferred Stock or any other series of Preferred Stock in any Certificate of Designation or in the Corporation’s Certificate of Incorporation (“Protective Provisions”), the rights, powers (including voting powers, if any), privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock. Subject to the compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase the number of shares of any series or decrease the number of shares of any series, prior or subsequent to the issue of that series, but shall not have the authority to decrease the number of shares of any series below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting any decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

1. Dividend Provisions. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of Outstanding Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment or any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock or on any series of Preferred Stock expressly made junior to the Outstanding Convertible Preferred Stock, at the rate of, with respect to the Series A Stock, $0.19 per share, with respect to the Series B Stock, $0.17 per share, with respect to the Series C Stock, $0.17 per share, and with respect to the Series D Stock, $0.20 per share (with respect to each of the Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock, as adjusted for any stock split, stock dividend, stock combination, recapitalization or other similar reclassification made after the date of filing of this Certificate of Incorporation) per annum, payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock shall rank pari passu with each other and with any other series of Preferred Stock expressly made pari passu to the Outstanding Convertible Preferred Stock with respect to the payment of dividends.

2. Liquidation Preference.

(a) Preferences.

(i) Series C Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of Series C Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Common Stock and the holders of the Series A Stock, the Series B Stock, the Series D Stock and any other series of Preferred Stock expressly made junior to the Series C Stock with respect to payments upon liquidation, dissolution or winding up, an amount per share equal to $2.75 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar reclassifications made after the date of filing of this Certificate of Incorporation), plus declared but unpaid dividends thereon. If upon the occurrence of such event, the assets and funds available for distribution among the holders of the Series C Stock and any other series of Preferred Stock expressly made pari passu with the Series C Stock with respect to payments upon liquidation, dissolution or winding up, shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Stock and any other series of Preferred Stock expressly made pari passu with the Series C Stock with respect to payments upon liquidation, dissolution or winding up as follows: (i) each such series of Preferred Stock shall receive such portion of the assets and funds available for distribution as shall equal (A) the amount of assets and funds which such series would have received if such series had received its full preferential amount divided by (B) the amount of assets and funds which all such pari passu series would have received if each such series had received its full preferential amount, and (ii) the assets and funds available to each series shall be distributed ratably among the holders of such series in proportion to the number of shares of such series owned by each such holder. The Series C Stock shall rank senior to the Common Stock, the Series A Stock, the Series B Stock, the Series D Stock and any other series of Preferred Stock expressly made junior to the Series C Stock, pari passu with any other series of Preferred Stock expressly made pari passu to the Series C Stock and junior to any series of Preferred Stock expressly made senior to the Series C Stock with respect to payments upon liquidation, dissolution or winding up of the Corporation.

(ii) Series A Stock, Series B Stock and Series D Stock. Upon completion of the distributions required by Section 2(a)(i) above with respect to the Series C Stock, and any other distributions that may be required with respect to any other series of Preferred Stock which may from time to time come into existence, if any assets or funds remain, the holders of the Series A Stock, the Series B Stock and the Series D Stock shall be entitled to receive, prior and in preference to any distribution of such remaining assets and funds to the holders of Common Stock and the holders of any series of Preferred Stock expressly made junior to the Series A Stock, the Series B Stock or the Series D Stock, by reason of their ownership thereof, an amount per share equal to, with respect to the Series A Stock, $3.16 per share, with respect to the Series B Stock, $2.75 per share, and, with respect to the Series D Stock, $3.25 per share (in each case, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar reclassifications made after the date of filing of this Certificate of Incorporation); plus, in each case, declared but unpaid dividends thereon. If such remaining assets and funds available for distribution among the holders of the Series A Stock, the Series B Stock, the Series D Stock and any other series of Preferred Stock expressly ranking pari passu with the Series A Stock, the Series B Stock and the Series D Stock with respect to payments upon liquidation, dissolution or winding up, shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then, subject to the rights of any series of Preferred Stock which may from time to time come into existence, such remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Stock, the Series B Stock, the Series D Stock and any other series of Preferred Stock expressly ranking pari passu with the Series A Stock, the Series B Stock and the Series D Stock with respect to payments upon liquidation, dissolution or winding up, as follows: (i) each such series of Preferred Stock shall receive such portion of the assets and funds available for distribution as shall equal (A) the amount of assets and funds which such series would have received if such series had received its full preferential amount divided by (B) the amount of assets and funds which all such pari passu series would have received if each such series had received its full preferential amount, and (ii) the assets and funds available to each series shall be distributed ratably among the holders of such series in proportion to the number of shares of such series owned by each such holder. The Series A Stock, the Series B Stock and the Series D Stock shall rank junior to the Series C Stock, pari passu with each other and with any other series of Preferred Stock expressly made pari passu to the Series A Stock, the Series B Stock and the Series D Stock and senior to the Common Stock and any other series of Preferred Stock expressly ranking junior to the Series A Stock, the Series B Stock and the Series D Stock with respect to payments upon liquidation, dissolution or winding up of the Corporation.

(b) Distribution of Remainder. Upon completion of the distributions required by Section 2(a) above and any other distribution that may be required with respect to any series of Preferred Stock which may from time to time come into existence, if any assets or funds remain, such assets and funds shall be distributed ratably among the holders of the Common Stock and the Series C Stock in proportion to the number of shares of Common Stock owned by each such holder, in the case of the Common Stock, and, into which the shares of the Series C Stock owned by each such holder are then convertible, in the case of the Series C Stock.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur if (x) the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or (y) merge or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) and the holders of the Corporation’s capital stock immediately prior to such transaction do not hold, immediately following such transaction and by virtue of their ownership of such shares of capital stock, at least fifty percent (50%) of the voting power of the surviving entity or a parent of such surviving entity. In the event of a deemed liquidation as described above, provision shall be made in connection with such transaction to ensure that the holders of Outstanding Convertible Preferred Stock receive, in connection with such transaction, an amount at least equal to the amount of the liquidation preferences provided for in Section 2(a) above. If the consideration received by the Corporation in any deemed liquidation is in the form of property other than cash, the value of such property will be deemed to be its fair market value (as determined, with respect to any property in the form of securities, in the manner set forth in paragraphs (A) and (B) of this Section 2(c), and, with respect to all other property, by the Board of Directors in good faith). Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing.

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(i)(A) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(ii) Notice of Transaction. The Corporation shall give each holder of record of Outstanding Convertible Preferred Stock written notice of such impending transaction not later than ten (10) days prior the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of any series of Outstanding Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such series of Outstanding Convertible Preferred Stock, considered as a single class.

(iii) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event, the rights, preferences and privileges of the holders of Outstanding Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(ii) hereof.

3. Redemption. The Corporation shall not have the right to redeem the Series A Stock, the Series B Stock, the Series C Stock or the Series D Stock. This Section 3 is

not intended to and shall not prohibit the purchase, out of the funds lawfully available therefor, of shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock from the holder thereof pursuant to an agreement with such holder.

4. Conversion. The holders of Outstanding Convertible Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to Section 4(c) below, each share of Outstanding Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Outstanding Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, with respect to each share of Series A Stock, $3.16 by the Series A Conversion Price (as defined below) in effect at the time for such share, with respect to each share of Series B Stock, $2.75 by the Series B Conversion Price (as defined below) in effect at the time for such share, with respect to each share of Series C Stock, $2.75 by the Series C Conversion Price (as defined below) in effect at the time for such share, and, with respect to the Series D Stock, $3.25 by the Series D Conversion Price (as defined below), in effect at the time for such share. The “Series A Conversion Price” as of the date of filing of this Certificate of Incorporation shall be $1.58 per share, the “Series B Conversion Price” as of the date of filing of this Certificate of Incorporation shall be $2.75 per share, the “Series C Conversion Price” as of the date of filing of this Certificate of Incorporation shall be $2.75 per share, and the “Series D Conversion Price” as of the date of filing of this Certificate of Incorporation shall be $3.25 per share. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be subject to adjustment as set forth in Section 4(d) below. (The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price are collectively referred to herein from time to time as the “Conversion Price”).

(b) Automatic Conversion. Each share of Series A Stock, each share of Series B Stock, each share of Series C Stock and each share of Series D Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price in effect at the time and date (A) immediately prior to the closing of the Corporation’s initial sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration Statement on Form S-1 or its equivalent under the Securities Act of 1933, as amended (the “Initial Public Offering”): provided, however, that with respect to Series C Stock only, any such automatic conversion shall occur only if the aggregate cash proceeds to the Corporation for sale of its Common Stock in such Initial Public Offering equals or exceeds $25,000,000 (net of underwriting discounts and commissions); (B) with respect to Series A Stock only, specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of Series A Stock (a “Series A Stock Automatic Conversion Election”), which may be made contingent upon the happening of any event; (C) with respect to Series B Stock only, specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of Series B Stock (a “Series B Stock Automatic Conversion Election”), which may be made contingent upon the happening of any event; (D) with respect to Series C Stock only, specified by vote, written consent or agreement of the holders of a majority of then outstanding shares of Series C Stock (a “Series C Stock Automatic Conversion Election”), which may be made contingent upon the happening of any event; or (E) with respect to Series D Stock only, specified by vote, written consent or agreement of the holders of a majority of then outstanding shares of Series D Stock (a “Series D Stock Automatic Conversion Election”), which may be made contingent upon the happening of any event. The Series A Stock Automatic Conversion Election, the Series B Stock Automatic Conversion Election, the Series C Stock Automatic Conversion Election and the Series D Stock Automatic Conversion Election are collectively referred to herein from time to time as the “Automatic Conversion Election,” which may be made contingent upon the happening of any event.

(c) Mechanics of Conversion. In order to convert shares of Outstanding Convertible Preferred Stock into shares of Common Stock as provided in Section 4(a) above, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Outstanding Convertible Preferred Stock and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, in accordance with paragraph (h) below, a check payable to such holder in the amount of any cash amount payable in lieu of any fractional share of Common Stock that would otherwise be issuable to such holder as the result of such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Outstanding Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The automatic conversion of shares of a series of Outstanding Convertible Preferred Stock pursuant to Section 4(b) above shall be deemed to be effective immediately prior to the consummation of the Initial Public Offering or at the close of business on the day set forth as the effective date for such conversion in the Automatic Conversion Election for such series (or upon the happening of the event on which such election is contingent), whether or not the holder thereof has surrendered the certificate therefor and, upon such automatic conversion, the shares of the series of Outstanding Convertible Preferred Stock so converted shall cease to be outstanding and the holders thereof shall be entitled only to receive certificates evidencing the Common Stock issued upon such conversion against delivery of the certificates evidencing such shares. All declared but unpaid dividends shall, to the extent permitted by applicable law, be paid by the Corporation prior to or at the time of any automatic conversion. The Corporation shall give written notice of any automatic conversion (i) resulting from the consummation of the Initial Public Offering, to all holders of Outstanding Convertible Preferred Stock within five (5) business days following the consummation of the Initial Public Offering and (ii) resulting from an Automatic Conversion Election, to all holders of shares of the series of Outstanding Convertible Preferred Stock converted as a result thereof within five (5) business days of the receipt by the Corporation of such Automatic Conversion Election.

(d) Adjustment of Conversion Price. The applicable Conversion Price of the Outstanding Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Conversion Price. If the Corporation issues (or is deemed to have issued pursuant to Section 4(d)(i)(E) below) after the date of filing of this Certificate of Incorporation (the “Commencement Date”), any Additional Stock (as defined below) without consideration or for consideration per share less than the Conversion Price applicable to such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price applicable to such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price applicable to a series of Outstanding Convertible Preferred Stock is adjusted pursuant to this Section 4(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding (or deemed outstanding pursuant to the provisions of Section 4(d)(i)(E) below) immediately prior to such issuance (the “Fully Diluted Outstanding Common Stock”) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance would purchase at the applicable Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock; and (y) the denominator of which shall be the number of shares of Fully Diluted Outstanding Common Stock plus the number of shares of such Additional Stock issued (or deemed issued pursuant to the provisions of Section 4(d)(i)(E) below).

(B) Definition of Additional Stock. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued) pursuant to Section 4(d)(i)(E) by the Corporation after the Commencement Date other than:

(1) Common Stock issued pursuant to a transaction described in Section 4(d)(ii) hereof (“Stock Splits and Dividends”);

(2) Up to 5,900,000 shares (as adjusted, in each case, for stock splits, stock dividends, stock combinations and other similar reclassifications occurring after the Commencement Date) of Common Stock issuable or issued in the aggregate from time to time, whether before or after the Commencement Date, to employees, consultants, officers or directors of the Corporation (or of any affiliate of the Corporation) pursuant to the Corporation’s 2000 Equity Incentive Plan and any greater number of shares of Common Stock so issued (or issued pursuant to any other plan) to the extent that such issuance is approved by the Board of Directors of the Corporation;

(3) Common Stock or Preferred Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the Commencement Date, including without limitation, options, warrants, notes or other rights to acquire Common Stork or Preferred Stock;

(4) Series C Stock issued, or issuable upon exercise of warrants to purchase Series C Stock issued in connection with the issuance and sale of Series C Stock, or issued after the Commencement Date for consideration per share at least equal to the Series C Conversion Price;

(5) Common Stock issued, or issuable upon conversion of the Outstanding Convertible Preferred Stock; and

(6) Capital stock, or options or warrants to purchase capital stock, issued pursuant to or in connection with any of the following transactions or arrangements, the terms of which are approved by the Board of Directors of the Corporation; (i) commercial credit arrangements, equipment financings or similar transactions; (ii) bona fide acquisitions, mergers or similar transactions in which such capital stock, or options or warrants to purchase capital stock, are issued for consideration other than cash; and (iii) transactions involving issuances to customers, vendors or strategic, partners of the Corporation.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for a series of Outstanding Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for consideration in whole or in part offer than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received, by the Corporation upon the issuance of such options or rights (without taking into account potential antidilution adjustments) plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price applicable to a series of Outstanding Convertible Preferred Stock, to the extent in any way affected by or computed using such options, right or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price applicable to a series of Outstanding Convertible Preferred Stock shall, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) and Section 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or Section 4(d)(i)(E)(4).

(F) No Increase in Conversion Price. Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Section 4(d)(i)(E)(4) and Section 4(d)(i)(E)(5), no adjustment of the Conversion Price applicable to a series of Outstanding Convertible Preferred Stock pursuant to this Section 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price applicable to such series of Outstanding Convertible Preferred Stock in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Commencement Date fix a record date for a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional Shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price for such series of Outstanding Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series of Outstanding Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of outstanding shares of Common Stock and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deeded issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Commencement Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for such series of Outstanding Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series of Outstanding Convertible Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of outstanding shares of Common Stock.

(e) Other Distributions. In the event the Corporation declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends or options or rights referred to in Section 4(d)(ii)), then, in each such case for the purpose of this Section 4(e), the holders of Outstanding Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Outstanding Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of Outstanding Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Outstanding Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of such shares of Outstanding Convertible Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Outstanding Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the

Conversion Price applicable to each series of Outstanding Convertible Preferred Stock then in effect and the number of shares purchasable upon conversion of such series of Outstanding Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Outstanding Convertible Preferred Stock against impairment.

(h) No Fractional Shares and Notice of Adjustments.

(i) No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Outstanding Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Outstanding Convertible Preferred Stock by a holder of such Outstanding Convertible Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, such conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall pay, in lieu of issuing such fractional share to which the holder would otherwise be entitled, cash equal to such fraction multiplied by the fair market value per share of Common Stock at the time of such conversion as determined by the Board of Directors in its sole discretion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Outstanding Convertible Preferred Stock pursuant to this Section 4, the Corporation shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Outstanding Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Outstanding Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price applicable to such holder’s shares of Outstanding Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the applicable series of Outstanding Convertible Preferred Stock.

(i) Notices of Record Date. In the event of any taking of the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Outstanding Convertible Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Outstanding Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Outstanding Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Outstanding Convertible Preferred Stock, in addition to such other remedies as shall be available to the holders of Outstanding Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Outstanding Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) Generally. In addition to such voting rights as may be required or provided by applicable law, the holder of a share of Outstanding Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Outstanding Convertible Preferred Stock could then be converted, and such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and, except as expressly provided by law or as provided herein, shall be entitled to vote, together with holders of Common Stock with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Outstanding Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. Until such time as the holders of Series C Stock no longer hold, in the aggregate, at least five percent (5%) of the issued and outstanding shares of Common Stock (on an as-converted basis), the holders of a majority of the then outstanding shares of Series C Stock shall have the right, voting as a separate class, to elect one (1) director at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directions. The holders of Outstanding Convertible Preferred Stock and Common Stock, voting together as a single class, shall be entitled to elect the remaining directors at each meeting or pursuant to each consent of the Corporation’s stockholder for the election of directors.

6. Protective Provisions.

(a) Series A Stock. So long as any shares of Series A Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Stock:

(i) alter or change the rights, preferences or privileges of the Series A Stock so as to adversely affect the shares of Series A Stock;

(ii) increase or decrease (other than by repurchase or conversion) the total number of authorized shares of Series A Stock; or

(iii) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the holders of Series A Stock, it being expressly understood that the issuance of securities on a par with or junior to the Series A Stock as to dividends or payments upon liquidation shall not constitute an amendment that adversely affects the holders of Series A Stock for the purposes of this clause (iii).

(b) Series B Stock. So long as any shares of Series B Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Stock:

(i) alter or change the rights, preferences or privileges of the Series B Stock so as to adversely affect the shares of Series B Stock;

(ii) increase or decrease (other than by repurchase or conversion) the total number of authorized shares of Series B Stock; or

(iii) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the holders of Series B Stock, it being expressly understood that the issuance of securities on a par with or junior to the Series B Stock as to dividends or payments upon liquidation shall not constitute an amendment that adversely affects the holders of Series B Stock for the purposes of this clause (iii).

(c) Series C Stock. So long as any shares of Series C Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Stock:

(i) alter or change the rights, preferences or privileges of the Series C Stock so as to adversely affect the shares of Series C Stock;

(ii) increase or decrease (other than by repurchase or conversion) the total number of authorized shares of Series C Stock;

(iii) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the holders of Series C Stock, it being expressly understood that the issuance of securities on a par with or junior to the Series C Stock as to dividends or payments upon liquidation shall not constitute an amendment that adversely affects the holders of Series C Stock for the purpose of this clause (iii), and it being further expressly understood that the issuance of securities senior to the Series C Stock shall constitute an amendment that adversely affects the holders of Series C Stock for the purposes of this clause (iii);

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of any series of Preferred stock (in which case such approval shall be by holders of at least a majority of the then outstanding shares of Series C Stock whose shares are not being repurchased); provided, however, that this restriction shall not apply to the repurchase of shares of Preferred Stock pursuant to that certain Investors’ Rights Agreement dated July 19, 2006, among the Corporation and certain of its stockholders (the “Investors Rights Agreement”); or

(v) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, consultants, officers or directors of the Corporation (or of any affiliate of the Corporation) pursuant to agreements under the Corporation’s 2000 Equity Incentive Plan or any other plan approved by the Board of Directors of the Corporation under which the Corporation has the option to purchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal, or pursuant to the Investors’ Rights Agreement.

(d) Series D Stock. So long as any shares of Series D Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Stock:

(i) alter or change the rights, preferences or privileges of the Series D Stock so as to adversely affect the shares of Series D Stock;

(ii) increase or decrease (other than by repurchase or conversion) the total number of authorized shares of Series D Stock; or

(iii) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the holders of Series D Stock, it being expressly understood that the issuance of securities on a par with or junior to the Series D Stock as to dividends or payments upon liquidation shall not constitute an amendment that adversely affects the holders of Series D Stock for the purposes of this clause (iii).

7. Status of Converted Stock. In the event any shares of a series of Outstanding Convertible Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall thereafter be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(B) Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

1. Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

2. Dividends. As, if and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3. Liquidation. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

(C) Stock Ownership. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

VOTING; AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation or any amendment thereof without the assent or vote of the stockholders of the Corporation. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by law, the stockholders may, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws or any amendment thereof by the affirmative vote by the holders of not less than 66- 2/3% in voting power of the outstanding shares of stock entitled to vote generally in the election of directors.

ARTICLE VI

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VII

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

(A) Number and Term.

1. Number. Subject to the rights of any holders of Preferred Stock (or any series thereof) to elect directors, the Board of Directors shall consist of not fewer than five nor more than 15 directors, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

2. Term. A director (other than a director elected by one or more series or class of Preferred Stock) shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, or until such director’s earlier death, resignation, disqualification or removal from office.

(B) Removal. Except for such additional directors, if any, as are elected by the holders of any class or series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of at least 66  2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(C) Vacancies. Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the DGCL, vacancies and newly-created directorships resulting from an increase in the number of directors may be filled solely by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall hold office for a term that shall coincide with the remaining term that would have otherwise been served by the director being replaced.

(D) Election. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

(A) Liability. No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director to the extent not permitted under the DGCL. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article VIII, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to another corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

(B) Indemnification.

The corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

No amendment to or repeal of the provisions of this Article VIII shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

ARTICLE IX

STOCKHOLDER MEETINGS

(A) Calling a Meeting. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the Chief Executive Officer or at the written request of a majority of the members of the Board of Directors and may not be called by any other person; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

(B) Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

(C) Advance Notice. Advance notice of business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation or any amendment thereof.

ARTICLE X

PREEMPTIVE RIGHTS

No stockholder of the Corporation shall have any preemptive rights, nor be entitled to such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether issued for cash or for consideration other than cash, or of any issue of securities convertible into stock of the Corporation.

ARTICLE XI

CORPORATE POWER

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation; provided, however, that, notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, any amendment or repeal of Articles V, VI, VII, VIII, IX, X and XI, shall not be amended, altered or repealed without the affirmative vote of the holders of not less than 66- 2/3 % in voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.

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